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                                                                     EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                            MERCER FORGE CORPORATION

                                       and

                  THE STOCKHOLDERS OF MERCER FORGE CORPORATION
                            LISTED ON ANNEX I HERETO,
                                   as Sellers

                                       and

                             NEENAH FOUNDRY COMPANY,
                                    as Buyer






                                  April 3, 1998

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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I
         DEFINITIONS; INTERPRETATION.........................................1
         Section 1.1       Certain Defined Terms.............................1
         Section 1.2       Interpretation....................................7
         Section 1.3       Accounting Conventions............................7
         Section 1.4       Business Days.....................................8

ARTICLE II
         PURCHASE AND SALE OF STOCK: CLOSING.................................8
         Section 2.1       Transfer of Stock.................................8
         Section 2.2       Closing...........................................8
         Section 2.3       Consideration for Stock...........................8
         Section 2.4       Closing Deliveries by Sellers.....................8
         Section 2.5       Closing Deliveries by Buyer.......................9
         Section 2.6       Real Estate Matters to be Addressed at Closing....9

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF
         THE COMPANY AND THE STOCKHOLDERS...................................10
         Section 3.1       Representations and Warranties of the
                           Sellers Concerning the Transaction...............10
         Section 3.2       Representations and Warranties Concerning
                           the Company and Its Subsidiaries.................11

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER............................30
         Section 4.1       Organization of Buyer............................30
         Section 4.2       Authorization; Validity..........................30
         Section 4.3       No Conflict or Violation.........................30
         Section 4.4       Consents and Approvals...........................31
         Section 4.5       No Brokers.......................................31

ARTICLE V
         COVENANTS OF THE SELLERS AND COMPANY...............................31
         Section 5.1       Access to Information and Records................31
         Section 5.2       Conduct of Business..............................32
         Section 5.3       Preservation of Business.........................32
         Section 5.4       Notice of Events.................................33


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         Section 5.5       Exclusivity......................................33
         Section 5.6       Non-Competition; Non-Interference;
                           Non-Solicitation.................................33
         Section 5.7       Consents and Best Efforts........................37
         Section 5.8       Public Announcements.............................37


ARTICLE VI
         TERMINATION........................................................38
         Section 6.1       Termination......................................38
         Section 6.2       Effect of Termination............................38
         Section 6.3       Amendments.......................................39

ARTICLE VII
         CONDITIONS TO SELLER'S OBLIGATIONS.................................39
         Section 7.1       Representations, Warranties and Covenants........39
         Section 7.2       No Injunction....................................39
         Section 7.3       Opinion of Counsel...............................39
         Section 7.4       Payments.........................................39
         Section 7.5       Certificates.....................................39
         Section 7.6       HSR Act Waiting Period...........................39
         Section 7.7       Documents to be Delivered by Buyer...............39

ARTICLE VIII
         CONDITIONS TO BUYER'S OBLIGATIONS..................................40
         Section 8.1       Representations, Warranties and Covenants........40
         Section 8.2       Consents; Releases...............................40
         Section 8.3       No Injunction....................................41
         Section 8.4       HSR Act Waiting Period...........................41
         Section 8.5       No Material Adverse Effect.......................41
         Section 8.6       Funded Debt......................................41
         Section 8.7       Stockholders Approval............................41
         Section 8.8       Documents to be Delivered by Company.............41
         Section 8.9       Absence of Litigation............................43
         Section 8.10      Management Arrangements..........................43
         Section 8.11      Real Property....................................43
         Section 8.12      Financing........................................43
         Section 8.13      All Proceedings To be Satisfactory...............43
         Section 8.14      Tax Sharing Agreements...........................43

ARTICLE IX
         POST-CLOSING COVENANTS.............................................43
         Section 9.1       Further Assurances...............................43
         Section 9.2       Tax Matters......................................43


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         Section 9.3       Non-Solicitation; Non-Compete....................45
         Section 9.4       Employees; Employee Benefit Plans................45
         Section 9.5       Transition.......................................48
         Section 9.6       Confidentiality..................................48
         Section 9.7       Retroactive Insurance Premium Decreases..........48
         Section 9.8       Kchikian Lease Agreements; Kchikian Employment
                           Agreement........................................48


ARTICLE X
         INDEMNIFICATION....................................................49
         Section 10.1      Survival, Representations and Warranties.........49
         Section 10.2      Indemnification Obligation of Sellers............50
         Section 10.3      Indemnification Obligation of Buyer..............52
         Section 10.4      Indemnification Procedures.......................52
         Section 10.5      Payment..........................................54
         Section 10.6      Adjustment to Indemnities........................55
         Section 10.7      No Contribution..................................56

ARTICLE XI
         MISCELLANEOUS......................................................56
         Section 11.1      Assignment.......................................56
         Section 11.2      Notices..........................................56
         Section 11.3      Choice of Law....................................58
         Section 11.4      Entire Agreement; Amendments and Waivers.........58
         Section 11.5      Counterparts.....................................58
         Section 11.6      Invalidity.......................................58
         Section 11.7      Headings.........................................58
         Section 11.8      Expenses.........................................59
         Section 11.9      Specific Performance.............................59
         Section 11.10     Waiver of Jury Trial.............................59




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                              Annexes and Exhibits

Annex I               -    Stockholders

Exhibit A             -    Financial Statements
Exhibit B             -    Consent of Board of Directors
Exhibit C             -    Opinion of Kirkland & Ellis
Exhibit D             -    Opinion of Seller's Counsel
Exhibit E             -    Transition Services
Exhibit F             -    Assignment Agreement


                               Disclosure Schedule

Section 3.1(c)        -    Share Ownership
Section 3.2(a)        -    Directors and Officers
Section 3.2(b)        -    Capitalization
Section 3.2(c)        -    Filings and Approvals
Section 3.2(e)        -    Title to Assets
Section 3.2(f)        -    Subsidiaries
Section 3.2(h)        -    Events Subsequent to Most Recent Fiscal Year End
Section 3.2(k)        -    Tax Matters
Section 3.2(l)(i)     -    Owned Property
Section 3.2(l)(ii)(a) -    Leases
Section 3.2(l)(ii)(b) -    Lease Consents
Section 3.2(m)        -    Proprietary Rights
Section 3.2(o)        -    Inventory
Section 3.2(p)        -    Contracts
Section 3.2(r)        -    Insurance
Section 3.2(s)        -    Litigation
Section 3.2(t)        -    Product Warranty Provisions
Section 3.2(w)        -    Employee Benefit Plans
Section 3.2(x)        -    Environmental Matters
Section 3.2(y)        -    Transactions with Affiliates
Section 3.2(z)        -    Funded Debt
Section 4.4           -    Buyer's Consents and Approvals
Section 5.7           -    Sellers' Consents and Approvals
Section 8.2           -    Consents and Releases


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                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT ("Agreement"), dated as of April 3, 1998, by and among MERCER FORGE CORPORATION, a Delaware corporation (the "Company"), the stockholders of the Company listed on Annex I hereto (the "Stockholders" or "Sellers"), and NEENAH FOUNDRY COMPANY, a Wisconsin corporation (the "Buyer"). The Sellers, the Company and the Buyers are referred to collectively herein as the "Parties".

                  WHEREAS, Sellers own 625 shares of common stock of the Company, par value $1.00 per share (the "Stock"), constituting all of the issued and outstanding capital stock of the Company; and

                  WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell, transfer and convey to Buyer, the Stock, all subject to the terms and conditions of this Agreement.

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

                  Section 1.1 Certain Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Adjustment Statement" has the meaning set forth in Section 10.4(e).

                  "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

                  "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.





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                  "Balance Sheet" means the consolidated balance sheet of the
Company as at November 30, 1996, together with the notes thereon reviewed by KPMG Peat Marwick, previously delivered to Buyer and attached hereto as part of Exhibit A.

                  "Balance Sheet Date" shall mean November 30, 1996.

                  "Base Rate" means the prime lending rate announced from time to time by the Chase Manhattan Bank.

                  "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Welfare Benefit Plan, an Employee Pension Benefit Plan or Multiemployer Plan, (B) is maintained or contributed to by or required to be maintained or contributed to by the Company or any Subsidiary, or (C) covers any current or former employee of the Company or any Subsidiary.

                  "Cash Purchase Price" has the meaning set forth in Section
2.3.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Company Proprietary Rights" shall mean all Proprietary Rights owned or used by the Company, along with all income, royalties, damages and payments due or payable at the Closing or thereafter (including, without limitation, damages and payments for past and future infringements or misappropriation thereof), the right to sue and recover for past infringement or misappropriation thereof, and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Proprietary Rights.

                  "Confidential Information" means any information concerning the businesses and affairs of the Company and/or any of its Subsidiaries that is not already generally available to the public (including, technology, methods of doing business, supplier and customer information, and financial information).

                  "Consolidated EBITDA" means the aggregate EBITDA of the Company and its Subsidiaries during the fiscal year ended November 30, 1998.



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                  "Controlled Group" has the meaning set forth in Section 1563 of the Code.

                  "Covered Activities" has the meaning set forth in Section 5.6.

                  "Covered Person" means each of Francesco Galesi and David Buicko.

                  "Disclosure Schedule" means the disclosure schedule delivered by the Company and the Sellers to the Buyer on the date hereof and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

                  "EBITDA" means for any fiscal period the consolidated net income (or loss) of any Person (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in such Person's financial statements for such period, plus to the extent deducted in computing such consolidated net income (or loss) (i) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, charged, accrued or otherwise allocated against such net income (or loss), plus (ii) expenses for income taxes (whether paid, accrued or deferred) charged or otherwise allocated against such net income, plus (iii) depreciation and amortization of any assets or other non-cash charges (including, without limitation, any depreciation, amortization or writeoff of intangible assets, transaction costs or goodwill) charged, allocated or otherwise accrued against such net income (or loss), plus, (iv) without duplication, expenses attributable to investment banking or consulting fees or intercompany lease fees paid or payable and charged, accrued or otherwise allocated against such net income, in each case, excluding any such interest, depreciation, amortization costs and expenses previously taken into account in determining EBITDA during any period preceding such period, all as determined in accordance with generally accepted accounting principles, consistently applied.

                  "Employee Benefit Plans" shall mean all Benefit Arrangements (other than Multiemployer Plans), Employee Pension Benefit Plans and Employee Welfare Benefit Plans.

                  "Employee Pension Benefit Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Company maintains or contributes to, or (B) which covers any current or former employee of the Company.

                  "Employee Welfare Benefit Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (other than a Multiemployer Plan), (A) which any Seller or the Company maintains or contributes to, or (B) which covers any current or former employee of the Company.

                  "Encumbrances" has the meaning specified in Section 2.6(a).



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                  "Environmental, Health, and Safety Laws" shall mean all
federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" means The Chase Manhattan Bank.

                  "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date by and among the Buyer, the Sellers and the Escrow Agent.

                  "Fiduciary" has the meaning set forth in Section 3(21) of ERISA.

                  "Financeable Leasehold" has the meaning specified in Section 2.6(a).

                  "Financial Statements" has the meaning specified in Section 3.2(g).

                  "Funded Debt" of the Company or any Subsidiary, shall mean, without duplication, all obligations under indebtedness for borrowed money (including, without limitation, principal, interest, overdrafts, penalties, premiums, fees, expenses, indemnities and breakage costs), all obligations under capital leases, notes payable, guaranties and drafts accepted representing extensions of credit.

                  "GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, as applied by the Company on a consistent basis.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Income Taxes" shall mean taxes measured by or with reference to net income imposed by any federal, state, local or foreign governmental taxing authority, including additions to tax and penalties related to such taxes, and interest on such taxes and on such additions to tax and penalties.



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                  "Knowledge" means any fact or information which is actually known or reasonably should be known by Mark Clark, James Ackerman, or David Buicko, after due investigation.

                  "Lender" means the Buyer's senior lender (determined as of the close of business on the Closing Date).

                  "Lease Property" has the meaning specified in Section 3.2(l)(ii).

                  "Leases" has the meaning specified in Section 3.2(l)(ii).

                  "Lien" shall mean any claim, lien, pledge, option, charge, security interest, mortgage, right-of-way, encumbrance or other right of any third party.

                  "Losses" means any claims, liabilities, losses, damages (including consequential damages and damages for lost profits; provided, however, that any and all claims against any or all of the Sellers for consequential damages or damages for lost profits shall be restricted to, and only to, claims for the breach of a representation, warranty, covenant or agreement for which Buyer Indemnitees have a right to indemnification under
Article X that have the effect of causing a shortfall (a "Consolidated EBITDA Shortfall") of the Consolidated EBITDA below $7,500,000 and, provided, further, that the amount of any award of consequential damages or damages for lost profits in respect of any such claim shall equal the product of (x) the amount of the Consolidated EBITDA Shortfall in respect of such claim and (y) six (6)), deficiencies, assessments, judgments, remediations and costs or expenses (including reasonable attorney's, consultants', and experts' fees and expenses).

                  "Material Adverse Effect" has the meaning specified in Section 3.2(c).

                  "Measurement Date" has the meaning specified in Section
10.4(e).

                  "Minimum Working Capital" has the meaning set forth in Section 3.2(b)(ii).

                  "Most Recent Balance Sheet" has the meaning specified in
Section 3.2(g).

                  "Most Recent Financial Statements" has the meaning specified in Section 3.2(g).

                  "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which any Seller or the Company maintains or contributes to, or (B) which covers any current or former employee of the Company.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).



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                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

                  "Pre-Closing Period" shall mean any taxable period ending on or before the Closing Date.

                  "Prohibited Transaction" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

                  "Proprietary Rights" shall mean all (i) patents, patent applications, patent disclosure and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and Internet domain names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) computer software, data bases and documentation, and (v) trade secrets and other confidential information (including ideas, formulae and compositions), know-how, processes, techniques, research and development information, drawings, specifications, designs, plans, proposals, data, financial, business and marketing plans and customer and supplier lists and information.

                  "Real Property" has the meaning specified in Section
3.2(l)(ii).

                  "Restricted Period" has the meaning specified in Section 5.6(a)(i).

                  "Restrictive Covenants" has the meaning specified in Section 5.6(b).

                  "Rotterdam" means Rotterdam Ventures, Inc., a New York corporation, and one of the Sellers.

                  "Security Interest" shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established on the Most Recent Financial Statements, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

                  "Stockholder Representative" has the meaning set forth in
Section 5.9.



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                  "Subsidiary" means any Person with respect to which the
Company or another specified Person (or a Subsidiary thereof) owns a majority of the common stock of such Person or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body of such Person.

                  "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.

                  "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Title Company" has the meaning specified in Section 2.6(a).

                  "Working Capital" means, as of the date of determination, an amount equal to the consolidated current assets of the Company , less the consolidated current liabilities of the Company, in each case determined in accordance with GAAP, applied in a manner consistent with the preparation of the Financial Statements, except that amounts in respect of (i) Taxes and (ii) intercompany receivables and payables shall not be included in the determination of current assets or current liabilities.

                  Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

                  Section 1.3 Accounting Conventions. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Date Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Company; provided, that all known arithmetic errors shall be taken into account in the calculation of each account set forth above, regardless of their materiality. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including, with respect to the nature or classification of accounts, closing proceedings,


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levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

                  Section 1.4 Business Days. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

                                   ARTICLE II
                       PURCHASE AND SALE OF STOCK: CLOSING

                  Section 2.1 Transfer of Stock. Upon the terms and subject to the conditions contained herein, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire and in reliance upon the representations, warranties and covenants contained herein, at the Closing, the Stock.

                  Section 2.2 Closing. The closing of the transactions contemplated herein shall be held at 10:00 a.m., local time, on the later of (i) March 31, 1998, and (ii) three (3) business days after the satisfaction or waiver of all conditions to closing contained in Articles VII and VIII, (the "Closing" or the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, NY, or such other time and/or place as the parties hereto otherwise agree.

                  Section 2.3 Consideration for Stock. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Stock, Buyer shall pay to Sellers, in the aggregate, the amount of forty-six million eight hundred ninety-nine thousand seven hundred nineteen and 42/100 dollars ($46,899,719.42) (the "Purchase Price") as the same may be reduced as described below, (a) by depositing or causing to be deposited with the Escrow Agent by wire transfer of immediately available funds, $3,000,000 of the Purchase Price (the "Escrow Deposit") to be held by the Escrow Agent in accordance with Section 10.2 of this Agreement and in accordance with the Escrow Agreement and (b) by tendering to Sellers, by wire transfer of immediately available funds to the accounts and in the amounts designated by Sellers not less than five (5) business days prior to Closing, an aggregate amount equal to $43,899,719.42, less the amount of any Funded Debt outstanding as of the close of business on March 31, 1998, or in the event the Closing shall not have occurred on or prior to April 3, 1998, as of the close of business on the Closing Date (the "Cash Purchase Price").

                  Section 2.4 Closing Deliveries by Sellers. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, Sellers shall, on the Closing Date, deliver the following:


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                           (a) Sellers shall cause to be delivered to Buyer
         certificates evidencing the Stock, free and clear of any and all Liens duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank;

                           (b) Sellers shall have delivered to Buyer all consents, approvals, releases, and waivers from governmental authorities and other third parties required or necessary as a result of the transactions contemplated hereby all of which are set forth in
         Section 3.2(c) of the Disclosure Schedule, reasonably satisfactory in form and substance to Buyer and its counsel;

                           (c) Sellers shall have delivered all other documents required to be delivered pursuant to Article VIII hereof not specifically mentioned above in this Section; and

                           (d) All instruments and documents executed and delivered to Buyer pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Buyer and its counsel.

                  Section 2.5 Closing Deliveries by Buyer. To effect the transfer referred to in Section 2.1 hereof and the delivery of the consideration described in Section 2.3 hereof, Buyer shall, on the Closing Date, deliver the following:

                           (a) Buyer shall have tendered to Sellers the Cash Purchase Price, as the same may be adjusted pursuant to Section 2.3, by wire transfer of immediately available funds to such account of which Sellers shall have given notice to Buyer hereunder not later than five
         (5) business days prior to the Closing Date;

                           (b) Buyer shall have tendered to the Escrow Agent the Escrow Deposit;

                           (c) Buyer shall have tendered all other documents required to be delivered pursuant to Article VII hereof and not specifically mentioned above in this Section; and

                           (d) All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Sellers and their counsel.

                  Section 2.6 Real Estate Matters to be Addressed at Closing.

                           (a) At the Closing, a title insurance company selected by Buyer (the "Title Company") shall have delivered policies of title insurance, issued at standard rates, insuring the Company's or the applicable Subsidiary's marketable title in and to the


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         Owned Property in fee simple, the Company's or the applicable
         Subsidiary's leasehold estate in any financeable Leased Property (a "Financeable Leasehold") and Lender's mortgage lien on the Owned Property free and clear of all Liens, encroachments, encumbrances or other defects in title (collectively, "Encumbrances") other than the matters disclosed in Section 3.2(l)(i) of the Disclosure Schedule, including such endorsements and affirmative coverages as Buyer and the Lender shall reasonably require (including without limitation non-imputation endorsements). Sellers shall provide all such affidavits, indemnities and other such information as the title company reasonably shall require in order to afford such coverage. Buyer shall bear the cost of obtaining such title insurance.

                           (b) Buyer shall have obtained a survey of each Owned Property and each Leased Property to which the Company or any Subsidiary holds a Financeable Leasehold conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM, certified to the Buyer, Lender, Title Company and the Company or the applicable Subsidiary, showing Encumbrances other than the matters disclosed in Section 3.2(l)(i) of the Disclosure Schedule. Buyer shall bear the cost of obtaining such surveys.

                           (c) Buyer shall have received, or with respect to clause (i) of this paragraph, Sellers shall use commercially reasonably efforts to deliver to Buyer (i) from each landlord under a Lease an estoppel, (ii) from each landlord under a Lease described in Section 3.2(l)(ii)(b) of the Disclosure Schedule, a consent to the transactions contemplated by this agreement and (iii) from each mortgagee and ground lessor of any Leased Property a nondisturbance agreement, in each case in form and substance reasonably satisfactory to Buyer and Lender. Lender shall receive from each landlord under a Lease designated by Lender an agreement regarding the subordination to Lender of such landlord's lien against personal property on the applicable Leased Property and such other matters as Lender shall have reasonably required.


                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

                  Section 3.1 Representations and Warranties of the Sellers Concerning the Transaction. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself or itself, except as set forth in Annex I attached hereto.



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                           (a) Authorization of Transaction. The Seller has full
         power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (b) Brokers' Fees. Neither the Company nor the Buyer has or will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by or on behalf of the Company or any Seller in connection with any of the transactions contemplated by this Agreement.

                           (c) Company Shares. All of the shares of capital stock of the Company are held of record and owned beneficially as set forth in Section 3.1(c) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

                  Section 3.2 Representations and Warranties Concerning the Company and Its Subsidiaries. Each of the Company and the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                           (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company and its Subsidiaries. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3.2(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries.

                           (b)      Capitalization.

                                      (i) The entire authorized capital stock of
                  the Company consists of 1,000 shares of common stock, of which 625 shares of common stock are


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                  issued and outstanding and all of which together represent the
                  Stock. All of the issued and outstanding shares of Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record free and clear of all Liens, claims, encumbrances and restrictions whatsoever (other than any restrictions under the Securities Act and state securities laws) by the respective Sellers in the amounts set forth opposite their names in Section 3.2(b) of the Disclosure Schedule. No shares of the Company's capital stock are reserved for issuance or are held as treasury shares. Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, nor are there outstanding or authorized any stock appreciation rights, phantom stock, or similar rights or instruments. There is no action, suit, proceeding, hearing, investigation, charge, complaint, demand or notice pending, or to the Knowledge of the Company or any Seller, threatened by any present or former shareholder of the Company with respect to the Company's capital stock, nor do any facts exist which could form the basis for any such claim.

                                     (ii) As of the close of business on March
                  31, 1998, or in the event the Closing shall not have occurred on or prior to April 3, 1998, as of the close of business on the Closing Date, the Working Capital of the Company shall be at least $5,400,000 ("Minimum Working Capital").

                           (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). Except as set forth in Section 3.2(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries needs to obtain any authorization, consent, or approval of, or make any


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         declaration, filing or registration with, any government or governmental agency or regulatory authority in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such authorizations, consents, approvals, declarations, filings or registrations would not have a Material Adverse Effect.

                           (d) Brokers' Fees. The Company and any of its Subsidiaries do not have and will not have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by or on behalf of the Company or any Seller in connection with any of the transactions contemplated by this Agreement.

                           (e) Title to Assets; Sufficiency. Except as set forth on Section 3.2(e)(i) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or otherwise necessary to conduct their business, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Except as set forth in
         Section 3.2(e)(ii) of the Disclosure Schedule, the assets currently owned by the Company and its Subsidiaries, or leased or licensed by the Company or any Subsidiary pursuant to a valid and enforceable license or lease agreement, entered into in the ordinary course of business or otherwise disclosed to Buyer constitute all of the assets necessary to conduct the business of the Company and its Subsidiaries in accordance with past practices as of the Most Recent Fiscal Month End and as of the date hereof.

                           (f) Subsidiaries. Section 3.2(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company owns all of the issued and outstanding shares of Capital Stock in each of its Subsidiaries owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or


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


                                                                CONFORMED COPY

         otherwise cause to become outstanding any of its own capital stock, nor any stock appreciation rights, phantom stock, or similar rights or instruments. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

                           (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) reviewed consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended November 30, 1994, 1995, and 1996 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries; and (ii) unaudited internal consolidated balance sheet (the "Most Recent Balance Sheet") and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the period ended November 30, 1997 (the "Most Recent Fiscal Month End") for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared from the books and records of the Company, are correct and complete, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiary for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                           (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Schedule 3.2(h) since that date neither the Company nor any of its Subsidiaries has:

                               (i) sold, leased, transferred, or assigned any
                   material assets, tangible or intangible, outside the Ordinary Course of Business;

                               (ii) entered into any material agreement,
                   contract, lease, or license (or series of related agreements, contracts, leases or licenses) involving more than $50,000, nor modified the terms of any such existing contract or agreement, other than in the Ordinary Course of Business;

                               (iii) (nor has any other party thereto)
                   accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company and its Subsidiaries is a party or by which any of them is bound;


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


                                                              CONFORMED COPY

                               (iv) other than with respect to the cancellation
                   of Affiliate receivables and payables at or prior to Closing in accordance with the proviso in Section 5.2, engaged in any activity which has resulted in any acceleration or delay of the collection of its accounts or notes receivable or any delay in the payment of its accounts payable;

                               (v) made any capital expenditures in an amount in
                   excess of $50,000 individually or in the aggregate, other than in the Ordinary Course of Business;

                               (vi) imposed any Security Interest upon any of
                   its assets, tangible or intangible;

                               (vii) made any equity or debt investment in, or
                   any loan to, any other Person in an amount in excess of $50,000 individually or in the aggregate;

                               (viii) created, incurred, assumed, or guaranteed
                   more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

                               (ix) granted any license or sublicense of any
                   material rights under allowed to lapse, disposed of or otherwise experienced any material adverse change with respect to any Company Proprietary Rights;

                               (x) made or authorized any change in the charter
                   or bylaws of any of the Company or any of its Subsidiaries;

                               (xi) issued, sold, or otherwise disposed of any
                   of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                               (xii) declared, set aside, or paid any dividend
                   or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, other than any such dividend or distribution by any of its Subsidiaries to the Company;

                               (xiii) experienced any material damage,
                   destruction, or loss (whether or not covered by insurance) to its property;

                               (xiv) made any loan to, or entered into any other
                   transaction with, any of its directors, officers, and employees, other than employment arrangements entered into in the Ordinary Course of Business;



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                               (xv) experienced any material changes in the
                   amount or scope of coverage of insurance now carried by them;

                               (xvi) made or been subject to any change in its
                   accounting practices, procedures or methods or in its cash management practices;

                               (xvii) entered into any employment contract or
                   collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                               (xviii) except as required or contemplated on or
                   prior to Closing pursuant to Section 9.4 of this Agreement, adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) or, other than in the Ordinary Course of Business, granted any increase in the base compensation of or made any other change in the employment terms of any of its directors, officers and employees; and

                               (xix) committed to do any of the foregoing.

                           (i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, none of which is a liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, claim or lawsuit other than any such liabilities not in excess of $50,000 individually or in the aggregate.

                           (j) Legal Compliance. Each of the Company and its Subsidiaries has complied and is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, grievance, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or to the Knowledge of the Company, threatened against any of them alleging any failure so to comply, except in each case where the failure to so comply would not have a Material Adverse Effect.



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                           (k) Tax Matters. Except as set forth in the
         applicable subsection of Section 3.2(k) of the Disclosure Schedule:

                               (i) the Company and its Subsidiaries have duly
                   and timely filed all Tax Returns they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Other than as set forth in Section 3.2(k)(i) of the Disclosure Schedule, neither the Company nor its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. The Company and its Subsidiaries have maintained adequate provision for, and adequate funds to pay, Taxes payable by the Company and its Subsidiaries as of November 30, 1997 not including deferred taxes as defined for purposes of GAAP that do not represent a liability for taxes payable as of such date, and such provision and funds (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practices of the Company and its Subsidiaries in filing their respective Tax Returns) will be adequate for Taxes payable by the Company and its Subsidiaries as of the Closing Date, other than Taxes properly attributable to transactions occurring on the Closing Date but after the Closing.

                               (ii) There is no material dispute or claim
                   concerning any Tax liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority.

                               (iii) Section 3.2(k)(iii) of the Disclosure
                   Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after November 30, 1992, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any of the Company and its Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                               (iv) neither the Company nor any of its
                   Subsidiaries has received, or expects to receive, from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have

                                                                 CONFORMED COPY

                   been asserted relating to such Taxes against the Company or any of its Subsidiaries;

                                      (v) the Company and its Subsidiaries have
                   withheld and paid all required Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other similar third party;

                                      (vi) neither the Company nor any of its
                   Subsidiaries has filed a consent to the application of
                   Section 341(f) of the Code;

                                      (vii) neither the Company nor any of its
                   Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law), to include any item or income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date;

                                      (viii) neither the Company nor any of its
                   Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code;

                                      (ix) no claim has been made with respect
                   to any taxable year of the Company or its subsidiaries for which the applicable statute of limitations has not yet expired by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries pays Taxes or files Tax Returns that any such entity is or may be subject to Taxes assessed by such jurisdiction;

                                      (x) each of the Sellers is a United States
                   person as defined in Code Section 7701(a)(30);

                                      (xi) except as set forth in Section
                   3.2(k)(xi) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement; and

                                      (xii) except as set forth in Section
                   3.2(k)(xii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than the Company ) under Treas.

                                                                 CONFORMED COPY

                   Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (l)        Real Property.

                                      (i) Section 3.2(l)(i) of the Disclosure
                   Schedule contains a legal description of each parcel of real property owned by the Company or any Subsidiary (the "Owned Property"). The Company or its applicable Subsidiary has good and marketable title in and to all of the Owned Property subject to no Encumbrances, except as described on such section of the Disclosure Schedule.

                                      (ii) Section 3.2(l)(ii)(a) of the
                   Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property (the "Leased Property"; the "Owned Property" and the "Leased Property" collectively the "Real Property") to which the Company or any Subsidiary is the "tenant", "subtenant" or other lessee party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Property, subject to no Encumbrances except as described in such section of the Disclosure Schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. Sellers have previously delivered to Buyer true and complete copies of all the Leases. Except as described on Section 3.2(l)(ii)(b) to the Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                      (iii) The Real Property constitutes all of
                   the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and its Subsidiaries. Except as set forth on Section 3.2(l)(iii) of the Disclosure Schedule, other than the Company and the Subsidiaries, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is sufficient and appropriate for the conduct of the business of the Company and its Subsidiaries. The Real Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated. There exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road

                                                                 CONFORMED COPY

                   adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the knowledge of the Company and its Subsidiaries, any threatened condemnation proceeding affecting any portion of the Real Property.

                           (m)        Intellectual Property.

                                      (i) Neither the Company nor any of its
                   Subsidiaries has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of any third party, in any material respect, and none of the Company nor any of its Subsidiaries or the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and its Subsidiaries must license or refrain from using any Proprietary Rights of any third party). To the Knowledge of the Company or any of the Sellers, no third party has interfered with, infringed upon, misappropriated, or violated any material Proprietary Rights of any of the Company or any of its Subsidiaries in any material respect.

                                      (ii) Section 3.2(m)(ii) of the Disclosure
                   Schedule identifies each patent or registration which has been issued to any of the Company and its Subsidiaries with respect to any of the Company Proprietary Rights, identifies each pending patent application or application for registration which any of the Company and its Subsidiaries has made with respect to any of the Company Proprietary Rights, and identifies each material license, agreement, or other permission which any of the Company and its Subsidiaries has granted to any third party with respect to any of the Company Proprietary Rights (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.2(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by any of the Company and its Subsidiaries.

                                      (iii) Section 3.2(m)(iii) of the
                   Disclosure Schedule identifies each material item of the Company Proprietary Rights that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of the Company Proprietary Rights required to be identified in
                   Section 3.2(m)(iii) of the Disclosure Schedule:


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                                            (A) the license, sublicense,
                           agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                                            (B) no party to the license,
                           sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                                            (C) no party to the license,
                           sublicense, agreement, or permission has repudiated any material provision thereof; and

                                            (D) none of the Company nor any of
                           its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                                     (iv) Each of the Company and its
                  Subsidiaries own or have a license to use all Proprietary Rights necessary for the operation of their businesses as conducted as of the Most Recent Fiscal Year End and as currently conducted.

                                      (v) Except for such failures as would not
                  have a Material Adverse Effect, all computer systems used in the business of the Company or any of its Subsidiaries recognize and shall recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 and the operation and functionality of such computer systems will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates on or after January 1, 2000.

                           (n) Tangible Assets. The buildings, machinery, equipment, and other tangible assets that the Company and its Subsidiaries own and lease, have been maintained in the Ordinary Course of Business and such tangible assets as are necessary for normal operation of business in the ordinary course are free from material defects (patent and latent), and are in good operating condition and repair (subject to normal wear and tear), considering their age and operational use.

                           (o) Inventory. Except as set forth in Section 3.2(o) of the Disclosure Schedule, the inventory of the Company and its Subsidiaries consists of raw materials, work in process, and finished goods, all of which is or was, prior to the sale thereof, in good condition, suitable and usable or salable in the Ordinary Course of Business, subject only to the reserve for inventory write-down reflected on the Most Recent Balance Sheet,


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         as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

                           (p) Contracts. Section 3.2(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company or its Subsidiaries is a party:

                                      (i) any agreement (or group of related
                   agreements) for the consignment or lease of machinery, equipment or other personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                                      (ii) any agreement (or group of related
                   agreements) for the purchase or sale of raw materials, products, machinery, equipment or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or, other than with respect to standard form purchase orders entered into in the Ordinary Course of Business for the purchase of raw materials or supplies, involve consideration in excess of $50,000 per annum;

                                      (iii) any pledge, conditional sale or
                   title retention agreement involving the payment of more than $50,000 in the aggregate;

                                      (iv) any agreement concerning a
                   partnership or joint venture;

                                      (v) any agreement (or group of related
                   agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company or any of the Subsidiaries, or any capitalized lease obligation, in each case, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                                      (vi) any agreement concerning
                   confidentiality or noncompetition with the effect of prohibiting the Company or any of its Subsidiaries from freely engaging in any business;

                                      (vii) any material agreement with any of
                   the Sellers and their Affiliates (other than the Company and its Subsidiaries);

                                      (viii) any profit sharing, stock option,
                   stock purchase, stock appreciation, deferred compensation, severance, or other material plan or


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                   arrangement for the benefit of its current or former
                   directors, officers, or employees;

                                      (ix) any material license, royalty or
                   other agreement relating to the Company Proprietary Rights;

                                      (x) except as provided under subsection
                   (v) above, any agreement containing commitments of suretyship, guarantee or indemnification (except for guarantees, warranties and indemnities provided by the Company or any Subsidiary in the ordinary course of business and those having a contract value, individually or in the aggregate of $25,000 or less);

                                      (xi) any agreement involving a
                   governmental body;

                                      (xii) any collective bargaining agreement;

                                      (xiii) any agreement for the employment of
                   any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

                                      (xiv) any agreement under which the
                   consequences of a default or termination could have a Material Adverse Effect;

                                      (xv) any other agreement (or group of
                   related agreements) the performance of which involves consideration in excess of $50,000; or

                                      (xvi) any commitment to do any of the
                   foregoing described in clauses (i) through (xvi).

         The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.2(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in
         Section 3.2(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects and will continue to be so following the Closing; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

                           (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, are


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         valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries.

                           (r) Insurance. Section 3.2(r) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any of the Company and its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                                      (i) the name, address, and telephone
                   number of the agent;

                                      (ii) the name of the insurer, the name of
                   the policyholder, and the name of each covered insured;

                                      (iii) the policy number and the period of
                   coverage;

                                      (iv) the scope (including an indication of
                   whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                                      (v) a description of any retroactive
                   premium adjustments or other material loss-sharing arrangements.

         With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3.2(r) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company and its Subsidiaries. All known claims, if any, made against the Company or any of the Subsidiaries that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies and are described in Section 3.2(r) of the Disclosure Schedule and, except as disclosed in Section 3.2(r) of the Disclosure Schedule, no claims have been denied coverage during the last three years.


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                           (s) Litigation. Section 3.2(s) of the Disclosure
         Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, settlement, claim or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, none of which, individually or in the aggregate, will have or result in a Material Adverse Effect.

                           (t) Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries. Substantially all of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries are subject to standard terms and conditions of sale or lease. Section 3.2(t) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                           (u) Product Liability. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) exceeding $50,000 individually or in the aggregate arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries.

                           (v) Employees. To the Knowledge of the Company, no executive, key employee, or significant group of employees presently plans to terminate employment with the Company or any of its Subsidiaries during the next 12 months. None of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or claim of unfair labor practices, material grievance, or other collective bargaining dispute within the past three years. None of the Company and its Subsidiaries has committed any unfair labor practice. To the Knowledge of the Company, no organizational or decertification effort is presently being made or threatened by, on behalf of or against any labor union with respect to any


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


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         employee of the Company or any of its Subsidiaries. Neither the Company
         nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. The Company has satisfied or will, prior to the Closing, satisfy any notice or bargaining obligation it may have under any law or collective bargaining agreement to any employee representative with respect to the transactions contemplated by this Agreement.

                           (w)      Employee Benefits.

                                      (i) Section 3.2(w) of the Disclosure
                   Schedule lists each Employee Benefit Plan.

                                            (A) Each such Employee Benefit Plan
                           (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                            (B) All required reports and
                           descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                            (C) All contributions (including all
                           employer contributions and employee salary reduction contributions) which are due from the Company or its Controlled Group have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and to each Multiemployer Plan and all contributions for any period ending on or before the Closing Date which are not yet due from the Company or its Controlled Group have been paid to each such Employee Pension Benefit Plan and to each Multiemployer Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan and to each Multiemployer Plan.



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                                            (D) Each such Employee Benefit Plan
                           which is an Employee Pension Benefit Plan that is intended to comply with Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service with respect to the requirements of the Tax Reform Act of 1986.

                                            (E) The Sellers have delivered to
                           the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                                     (ii) With respect to each Employee Benefit
                  Plan and each other employee benefit plan (as such term is defined in Section 3(3) of ERISA) that any of the Company, its Subsidiaries, and the Controlled Group which includes the Company and its Subsidiaries maintains or has maintained within the last six years or to which any of them contributes, ever has contributed, or has been required to contribute within the last six years:

                                            (A) There have been no Prohibited
                           Transactions. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with administration or investment of assets. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any employee benefit plan (other than routine claims for benefits) is pending or, to the Knowledge of any Seller or any director or officer of the Company or its Subsidiaries, threatened.

                                            (B) None of the Company and its
                           Subsidiaries has incurred any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                                    (iii) Other than as set forth in Section
                  3.2(w) of the Disclosure Schedule, none of the Company, its Subsidiaries, and the other members of the Controlled Group that includes the Company and its Subsidiaries contributes to, has contributed to within the last six years, or has been required to contribute


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


                                                                 CONFORMED COPY

                  within the last six years to any Multiemployer Plan or has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multiemployer Plan.

                                     (iv) Neither the Company nor its
                  Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Part 6 of Subtitle B of Title I of ERISA).

                           (x)      Environmental, Health, and Safety.

                                      (i) Other than as set forth in Section
                  3.2(x)(i) of the Disclosure Schedule, each of the Company, its Subsidiaries, and their respective predecessors (A) has complied and is in compliance with all applicable Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, written demand, or notice has been filed or commenced against any of them alleging any failure to comply with or any actual or potential liability under, Environmental, Health and Safety Laws), and
                  (B) has obtained and complied with and is in material compliance with all of the terms and conditions of all material permits, licenses, and other authorizations which are required under the Environmental, Health, and Safety Laws.

                                     (ii) Other than as disclosed in Section
                  3.2(x)(ii) of the Disclosure Schedule, neither the Company nor its Subsidiaries has liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) under any Environmental, Health and Safety Laws, and the Company, its Subsidiaries, and their respective predecessors have not handled, or disposed of, or released any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material liability, for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason, under any Environmental, Health, and Safety Law.

                                    (iii) Other than as disclosed in Section
                  3.2(x)(iii) and except for instances that would not give rise to a material liability, all properties and


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                                                                CONFORMED COPY

                  equipment used in the business of the Company, its Subsidiaries, and their respective predecessors have been free of asbestos, PCB's, petroleum, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and other extremely hazardous substances.

                                     (iv) Other than as disclosed in Section
                  3.2(x)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility and, no such property or facility is contaminated by any such substance in a manner that has given or would give rise to material liabilities, including any liability for necessary response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to Environmental, Health and Safety Laws (including CERCLA and RCRA).

                                      (v) Other than as disclosed in Section
                  3.2(x)(iv) of the Disclosure Schedule, none of the following exists at any Owned Property or Leased Property: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas, except (x) in the case of clauses (1), (2) or (3), for such items that are in compliance in all material respects with all applicable Environmental, Health and Safety Laws and (y) in the case of clause (2), for such items for which no remedial actions are necessary as of the Closing Date to prevent any present or future material liability.


                                     (vi) Neither this Agreement nor the
                  consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any so-called "transaction-triggered" or "responsible transfer" Environmental, Health and Safety Laws.

                           (y) Transaction With Affiliates. Except as set forth on in Section 3.2 (y) of the Disclosure Schedule, none of the Company's nor any of its Subsidiaries' shareholders, directors, officers or employees nor any of their respective relatives or Affiliates is involved in any material business arrangement or relationship with the Company or any of its Subsidiaries (whether written or oral), and none of the Company's or any of its Subsidiaries' shareholders, directors, officers or employees nor any of their respective relatives or Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.


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                           (z) Funded Debt. Except as set forth in Section
         3.2(z) of the Disclosure Schedule neither the Company nor any of its Subsidiaries has outstanding any Funded Debt nor is a guarantor or is otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                           (aa) Board Recommendation. The board of directors of the Company, by unanimous written consent dated as of December 18, 1997, a copy of which is attached hereto as Exhibit B, has by unanimous vote of the directors signing such consent (who constituted 100% of the directors then in office) adopted resolutions to recommend that the holders of the shares of Stock approve this Agreement and the transactions contemplated herein.

                           (bb) Disclosure. The representations and warranties contained in this Section 3.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.2 not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Company and the Sellers as follows:

                  Section 4.1 Organization of Buyer. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Wisconsin, and has all requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

                  Section 4.2 Authorization; Validity. Buyer has all necessary power and authority to enter into this Agreement and has taken all action necessary (including, without limitation, authorization from its board of advisors) to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in:



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                                                                 CONFORMED COPY

                           (a) a violation of or a conflict with any provision of the constitutive documents of Buyer;

                           (b) a breach of, or a default under, any term or provision of any contract, commitment or license to which Buyer is a party or by which its assets are bound, which breach or default would have a material adverse affect on Buyer's ability to consummate the transactions contemplated hereby; or

                           (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

                  Section 4.4 Consents and Approvals. Except as set forth in
Section 4.4 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for consents, approvals or authorizations, declarations, filings or registrations, the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder.

                  Section 4.5 No Brokers. Neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or entity which has resulted or will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                                    ARTICLE V
                      COVENANTS OF THE SELLERS AND COMPANY

                  The Sellers and the Company hereby severally covenant and agree with Buyer that from and after the date hereof to and including the Closing Date, the Sellers and the Company shall, and the Sellers shall cause the Company to, do or refrain from doing the following:

                  Section 5.1 Access to Information and Records. At or prior to the Closing Date, Buyer and its financing sources shall be entitled, through their respective representatives and agents, to make such investigation of the assets, properties, business and operations of the Company and its Subsidiaries and such examination of the books, records, Tax Returns, financial condition and operations of the Company and its Subsidiaries as Buyer or its financing sources may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company and Sellers shall cooperate fully therein. All communications by Buyer, its Affiliates and financing sources with the Company's


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                                                                 CONFORMED COPY

customers, suppliers and lenders shall be subject to the Company's prior written approval, which approval may be withheld in its sole discretion. In order that Buyer and its financing sources may have full opportunity to make such a business, accounting and legal review, examination or investigation as it or they may wish of the business and affairs of the Company and its Subsidiaries, the Company shall furnish the representatives of Buyer and its financing sources during such period with all such information and copies of such documents concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Buyer and its financing sources of all material facts affecting the financial condition and business operations of the Company and its Subsidiaries. Until the Closing and if the Closing shall not occur, thereafter, Buyer and its Affiliates and financing sources shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, Buyer and its Affiliates and financing sources shall not disclose, nor use for their own benefit, any information or documents obtained from the Company concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) already known or subsequently developed by Buyer independently of any investigation of the Sellers or Company, (c) received from a third party not under an obligation to the Sellers or Company to keep such information confidential or (d) required by any law or order. In the event this transaction does not close for any reason, Buyer and its Affiliates and financing sources shall return or destroy all such confidential information and compilations thereof as is practicable. Buyer shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 5.1.

                  Section 5.2 Conduct of Business. From the date hereof through the Closing Date, each of the Company and its Subsidiaries shall (i) conduct its business in the ordinary course in the same manner as it has been conducted since the date of the Most Recent Financial Statements and in such a manner so that the representations and warranties contained in Article III shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except as otherwise expressly contemplated herein), and (ii) without limiting the generality of the foregoing, not undertake any action, fail to take any action or permit to occur any event, which such action, failure or occurrence, had it taken place prior to the date hereof, would be required to be disclosed pursuant to Section 3.2(h), without the prior written consent of the Buyer; provided, that prior to Closing, all intercompany obligations, including accounts payable or receivable, among the Company and Rotterdam and its Affiliates will either be assigned, satisfied or canceled and the Company shall have no further liability in respect of any account or note payable or any other obligation to Rotterdam or any of its Affiliates.

                  Section 5.3 Preservation of Business. From the date hereof through the Closing Date, each of the Company, its Subsidiaries and Sellers shall use its best efforts to (i) preserve intact its business, assets, properties and organizations; (ii) keep available the services of their


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present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and to preserve its goodwill.

                  Section 5.4 Notice of Events. The Company, its Subsidiaries and each Seller, with knowledge thereof, shall promptly notify Buyer of (a) any event, condition or circumstance occurring, or failing to occur, from the date hereof through the Closing Date, which occurrence or failure to occur would constitute, or would reasonably be expected to result in a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Company or Sellers materially misleading.

                  Section 5.5 Exclusivity. Until the earlier occurs of the Closing or the termination of this Agreement, none of the Sellers, the Company, nor any of their respective directors, officers, employees, agents, representatives, shareholders or Affiliates (collectively, the "Company Group") shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, or encourage inquiries or proposals (each, an "Acquisition Proposal") with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, or enter into any agreement with respect to, any acquisition or purchase of all or a substantial portion of the business, assets, properties, capital stock or capital stock equivalents of the Company or any of its Subsidiaries (a "Potential Sale"), whether by merger, combination, sale of stock, sale of assets, or otherwise, or enter into any agreement, arrangement or undertaking requiring it to abandon, terminate or fail to consummate the transaction contemplated by this Agreement. The Sellers and the Company shall, and shall cause each other member of the Company Group to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, other than Buyer, conducted prior to the date hereof with respect to any Acquisition Proposal. The Company or the Sellers shall (i) promptly inform Buyer of any inquiries any member of the Company Group receives after the date hereof concerning an Acquisition Proposal or Potential Sale and provide Buyer with copies of all correspondence or other documents received in connection therewith and (ii) inform the Persons sending such inquiries, requests or proposals that the Company is bound by an exclusivity arrangement (without any reference to Buyer, its Affiliates, or its potential financing sources). The Sellers and the Company represent that each is not a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Each of the Sellers and the Company shall cause its officers, directors, agents and advisors to comply with the provisions of this Section 5.5.

                  Section 5.6 Non-Competition; Non-Interference;
Non-Solicitation. As a significant inducement to Buyer to enter into and perform its obligations under this Agreement, each Covered Person hereby agrees as follows:



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                           (a) Covenant Against Competition. The Covered Person
         acknowledges that (a) the principal business of the Company is the manufacture and sale of forged metal products; (b) the Covered Person is one of a limited number of Persons who have developed the Company's business; (c) the Company's business is, in part, national and international in scope; the Covered Person's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; the information, observations and data disclosed to, developed by or obtained by him while employed by the Company or any of its Subsidiaries (collectively, the "Company Group") concerning the business or affairs of any member of the Company Group (including without limitation the Company's technology, methods of doing business and supplier and customer information) (collectively, "Confidential Company Information") are the property of the Company or such other member of the Company Group and that the continued success of the Company Group depends in large part on keeping this information from becoming known to its competitors; the agreements and covenants of the Covered Person contained in this
         Section 5.6 are essential to the business and goodwill of Buyer and the Company; and Buyer would not have entered into this Agreement and purchased the Stock but for the covenants and agreements set forth in this Section 5.6. Accordingly, the Covered Person covenants and agrees that:

                                    (i) During the period commencing on the date
                  hereof and ending three and one-half (3 1/2) years following the Closing Date (the "Restricted Period"), the Covered Person shall not (A) directly or indirectly, own, operate, manage, control, participate in, consult with, advise, permit his name to be used by, provide services for, lease, or in any manner engage in (including by himself, in association with any Person, or through any Person) any business that manufactures or sells any products or provides any services which may be used as substitutes for or are otherwise in competition with any products or services in the business of Buyer, the Company or their respective Subsidiaries anywhere in the United States, as such businesses exist or are proposed as of the Closing Date or the date of this Agreement, or logical extensions thereof (collectively, "Covered Activities"); or
                  (B) become interested in any such Person which engages in any Covered Activities (other than Buyer) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Covered Person may own, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if the Covered Person is not a controlling person of, or a member of a group which controls, such Person, does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person and has no active participation in the business of such Person; provided, further, that, the Covered Person may own, directly or indirectly, solely as an investment, securities of Forge Die & Tool Corp. ("Forge Die"), if and for so long as Forge Die does not, directly or indirectly (i) induce or influence any


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                  customer, supplier, lessor, licensor or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Company, to discontinue, reduce or adversely modify such business relationship with the Company or otherwise engage in any activity prohibited by Section 5.6(a)(iii), (ii) acquire any ownership interest in any Person engaging in a Covered Activity, or (iii) engage in any Covered Activity, except as such businesses exist or are proposed as of the Closing Date or logical extensions thereof.

                                    (ii) At all times after the date hereof, the
                  Covered Person shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of Buyer, the Company and their affiliates, all Confidential Company Information including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Company Information to anyone outside of Buyer, the Company and their Affiliates except with the express written consent of the Buyer and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Covered Person. The Covered Person shall deliver to Buyer on the Closing Date, or at any other time Buyer may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Company Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

                                    (iii) During the Restricted Period, the
                  Covered Person shall not, without the prior written consent of the Buyer, directly or indirectly, (i) induce or attempt to induce any employee of Buyer, the Company or any Subsidiary to leave the employ of Buyer, the Company or such Subsidiary, or in any way interfere with the relationship between Buyer, the Company or any Subsidiary and any employee thereof, (ii) hire any person within two years of the last day such person was an employee of Buyer, the Company or any Subsidiary or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer, the Company or any Subsidiary to cease doing business with Buyer, the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer, the Company or any Subsidiary (including, without limitation, making any disparaging statements or communications about Buyer or its Subsidiaries). Notwithstanding the foregoing, nothing in this Section shall prevent any Seller


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                  from providing a letter of recommendation to an employee of the Company or any Subsidiary with respect to a future employment opportunity.

                                    (iv) All inventions, innovations,
                  improvements, developments, methods, designs, analyses, drawings, reports, characters, props, molds and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Covered Person while an employee of, or a consultant to, the Company or its Subsidiaries (collectively, "Work Product") belong to the Company and its Subsidiaries. Covered Person shall promptly disclose such Work Product to the Buyer and perform all actions requested by the Buyer (whether on or after the Closing Date) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

                                    (v) That (A) the covenants set forth in
                  Section 5.6(a) are reasonable in geographical and temporal scope and in all other respects, (B) Buyer would not have entered into this Agreement but for the covenants of the Covered Person contained herein, and (C) the covenants contained herein have been made in order to induce Buyer to enter into this Agreement and purchase the Stock from which Covered Person will receive substantial benefit; and

                                    (vi) That if, at the time of enforcement of
                  the covenants contained in Section 5.6 (a)(i), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                           (b) Rights and Remedies upon Breach. If the Covered Person breaches, or threatens to commit a breach of, any of the provisions of Section 5.6 (a) (the "Restrictive Covenants"), Buyer shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

                                    (i) The right and remedy to have the
                  Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Covered Person of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then


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                  continuing, of such covenants, it being acknowledged and
                  agreed that Covered Person's services are unique and that the Covered Person has, and has had, access to confidential Company Information and Work Product and that any breach or threatened breach of the Restrictive Covenants will cause irreparable injury to Buyer and that money damages will not provide an adequate remedy to Buyer.

                                    (ii) The right and remedy to require the
                  Covered Person to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Covered Person shall account for and pay over such Benefits to Buyer.

                                    (iii) In the event of an alleged breach or
                  violation by the Covered Person of Section 5.6(a), the Restricted Period shall be tolled during the period of such breach until such breach or violation has been duly cured.

                  Section 5.7 Consents and Best Efforts. Buyer, Sellers and the Company will, as soon as reasonably practicable, commence to take all commercially reasonable actions required to obtain all consents, approvals, waivers and agreements of, and to give all notices and make all other registrations or filings with, any third parties, including governmental authorities, including any such filing required under the HSR Act, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, transfer and delivery of the Stock and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Disclosure Schedules, and shall cooperate with each other with respect thereto; provided, that it shall be the obligation of the Company and Sellers to procure all authorizations, consents and approvals set forth in Section 5.7 of the Disclosure Schedule. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cause the fulfillment of the Parties' obligations hereunder.

                  Section 5.8 Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereto to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Parties hereto; provided, that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement; and provided further that Buyer or its affiliates may make any announcement or disclosure to current or future financing sources or subsequent purchasers or


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assignees of substantially all of the capital stock or assets of Buyer, or any
Subsidiary or Affiliate thereof without consent of or disclosure to the Company or the Sellers.

                  Section 5.9 Appointment of Stockholder Representative. By execution of a counterpart of this Agreement, the Stockholders hereby appoint Mr. David Buicko to act as representative of the Stockholders (the "Stockholder Representative") and take all actions in their name and stead in all matters provided for herein, including without limitation the resolution or dispute of any claims matters related to Article X. In the event of the death, incapacity, removal or resignation of Mr. David Buicko, a successor Stockholder Representative shall be appointed by vote of a majority of the Stockholders.

                                   ARTICLE VI
                                   TERMINATION

                  Section 6.1 Termination. This Agreement may be terminated and the sale and purchase of the Stock may be abandoned, notwithstanding the approval thereof by the shareholders of the Company, at any time prior to
Closing:

                           (a)      by mutual consent of the Company and Buyer;

                           (b) by either the Company or Buyer, if the sale and purchase of the Stock shall not have been consummated on or before the date ninety (90) days after the date of this Agreement (the "Termination Date");

                           (c) by Buyer, in the event that the conditions to its obligations set forth in Article VIII hereof have not been satisfied or waived at or prior to the Termination Date;

                           (d) by the Company, in the event that the conditions to its obligations set forth in Article VII hereof have not been satisfied or waived at or prior to the Termination Date;

                           (e) by Buyer, if the Stockholders fail to unanimously adopt and approve this Agreement and the sale and purchase of the Stock on or before March 25, 1998;

                  Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.8, 9.6 and 11.8, which shall survive the termination of this Agreement, and except that nothing herein will relieve any party from liability for any breach of any agreement or covenant contained herein prior to such termination, provided that no party shall be entitled to seek consequential damages or lost profits with respect to any such claims.


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                  Section 6.3 Amendments. This Agreement may be amended, at any time prior to the Closing Date, by action taken by the Board of Directors of the Company and the Buyer; provided, that after approval of the sale and purchase of the Stock by the Stockholders, no amendment, which under applicable law may not be made without the approval of a majority of the Stockholders, may be made without such approval. This Agreement (including the provisions of this Section 6.3) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.


                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligation of Sellers to transfer the Stock to Buyer on the Closing Date are subject, in the discretion of the Sellers, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  Section 7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

                  Section 7.2 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                  Section 7.3 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Kirkland & Ellis, counsel to Buyer, substantially in the form of Exhibit C hereto.

                  Section 7.4 Payments. Buyer shall have tendered the Cash Purchase Price to Sellers and the Escrow Deposit to the Escrow Agent in accordance with Section 2.3.

                  Section 7.5 Certificates. Buyer will furnish Sellers with such certificates of its officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by and satisfactory to Sellers and their counsel.

                  Section 7.6 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

                  Section 7.7 Documents to be Delivered by Buyer. At the Closing, Buyer shall have delivered to Sellers, by delivery to the Stockholder Representative, the following documents, in each case duly executed or otherwise in proper form:



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                           (a) Compliance Certificate. A certificate signed by
         the chief executive officer of the Buyer that each of the representations and warranties made by the Buyer in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                           (b) Certified Resolutions. Certified copies of the resolutions of the Board of Directors of the Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                           (c) Consents and Approvals. Material consents, if any, of third parties necessary for the Buyer to execute, deliver and perform this Agreement.

                           (d) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Sellers pursuant to the terms hereof.

                           (e) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.


                                  ARTICLE VIII
                        CONDITIONS TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to purchase the Stock as provided hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  Section 8.1 Representations, Warranties and Covenants. All representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects, except for any such representations or warranties which are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects, when made and, except as contemplated by this Agreement, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Sellers and the Company shall have performed all agreements and covenants required hereby to be performed by any of them prior to or at the Closing Date.

                  Section 8.2 Consents; Releases. All consents, approvals and waivers from governmental authorities and other parties required or necessary as a result of the transactions


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                                                                 CONFORMED COPY

contemplated hereby, including, without limitation, those set forth in Section
8.2 of the Disclosure Schedule, shall have been obtained, including under the HSR Act. Releases reasonably satisfactory in form and substance to Buyer and its counsel shall have been obtained from all of the persons and entities set forth in Section 8.2 of the Disclosure Schedule.

                  Section 8.3 No Injunction. No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

                  Section 8.4 HSR Act Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

                  Section 8.5 No Material Adverse Effect. During the period from the date hereof to the Closing Date, no event shall have occurred or be continuing (including any litigation) which has had or could reasonably be expected to have a Material Adverse Effect.

                  Section 8.6 Funded Debt. There shall not be outstanding any Funded Debt.

                  Section 8.7 Stockholders Approval. This Agreement, and the transactions contemplated thereby shall have been unanimously approved by all the votes entitled to be cast with respect thereto by the holders of the outstanding Stock; and dissenters' rights shall not have been asserted with respect to any of the issued and outstanding shares of Stock.

                  Section 8.8 Documents to be Delivered by Company. At the Closing, Company and Sellers shall have delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  (a) Stock Certificate(s). Stock certificates representing all of the outstanding shares of the Stock, duly endorsed in blank or otherwise acceptable for transfer, with all restrictive legends (if any) (other than legends with respect to the Securities Act) either removed or properly canceled.

                  (b) Stock Option, etc. Evidence of the exercise, conversion or cancellation of all options, warrants, convertible securities and other rights or securities disclosed in Section 3.2(b) of the Disclosure Schedule, if any, in form and substance satisfactory to Buyer.

                  (c) Compliance Certificate. A certificate signed by the chief executive officer of the Company that each of the representations and warranties made by the Company and the Sellers in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company and each of the Sellers has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.


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                                                                 CONFORMED COPY

                  (d) Opinion of Counsel. A written opinion of Mayer, Brown & Platt, counsel to the Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit D hereto.

                  (e) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the stockholders of the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                  (f) Escrow Agreement. The Escrow Agreement duly executed by the Company and Sellers.

                  (g) Articles; Bylaws; Good Standings. (i) A copy of the articles of incorporation of the Company and each Subsidiary certified as of a recent date by the Secretary of State of the state of incorporation of each such company, (ii) a copy of the bylaws of the Company and each Subsidiary certified by the secretary of the Company and each Subsidiary, respectively and (iii) certificates of good standing for the Company and its Subsidiary from the Secretary of State of the state of incorporation of each such company and from each other jurisdiction in which such company is required to qualify to do business, in each case dated not more than ten (10) days prior to the Closing Date.

                  (h) Consents and Approvals. Material consents, if any, of third parties necessary for the Company, or the Stockholders to execute, deliver and perform this Agreement.

                  (i) Incumbency Certificate. Incumbency certificates relating to each person executing (as corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                  (j) Releases. Fully executed UCC-3 Termination Statements and other terminations and/or releases necessary to terminate or release all Security Interests in, and Liens on, any assets of the Company or the Subsidiary relating to any Funded Debt.

                  (k) Resignations. Written resignations and releases of the directors and officers of the Company and its Subsidiary.

                  (l) Kchikian Agreements. The Kchikian Amendment, the Kchikian Employment Assignment and the Kchikian Lease Assignments duly executed by Kchikian, the Company and Rotterdam, in form and substance satisfactory to Buyer.

                  (m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.



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                  Section 8.9 Absence of Litigation. No action, suit,
investigation or proceeding shall have been commenced or threatened by a governmental agency or third party against Buyer, the Company, its Subsidiaries, or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, challenging the rights of the parties hereto to consummate such transactions or which reasonably could be expected to have a material adverse effect.

                  Section 8.10 Management Arrangements. Buyer shall have entered into formal arrangements with Mark Clark, on terms and conditions satisfactory to Buyer in its sole discretion.

                  Section 8.11 Real Property. Buyer shall have received each of the deliveries required under Section 2.6.

                  Section 8.12 Financing. Buyer shall have received cash proceeds of financing in an amount necessary to consummate the purchase of the Stock and to pay all fees and expenses in connection therewith and to provide for ongoing working capital needs of Buyer and the Company, and having such terms and conditions as are satisfactory to Buyer in its sole discretion.

                  Section 8.13 All Proceedings To be Satisfactory. All corporate and other proceedings to be taken by the Sellers in connection with the transactions contemplated hereby, and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  Section 8.14 Tax Sharing Agreements. Buyer shall have received evidence that any Tax allocation or sharing agreement to which the Company or any Subsidiary is a party has been terminated and no liability in respect of any such agreement exists.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

                  Section 9.1 Further Assurances. On and after the Closing Date, Sellers and Buyer will take all appropriate action and execute (or cause to be executed) all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

                  Section 9.2       Tax Matters.

                           (a) Sellers shall be responsible for the payment of any Taxes (including Taxes payable as a result of the disallowance of any deduction) that may be imposed on the Company with respect to any Pre-Closing Period (except to the extent reserved or


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         accrued for on the Most Recent Balance Sheet or to the extent properly attributable to transactions occurring on the Closing Date but after the Closing). Buyer and the Company shall be responsible for the payment of any Taxes that may be imposed on the Company for any taxable period beginning after the Closing Date.

                           (b) Buyer shall file or cause to be filed when due all Tax Returns of the Company for the taxable periods ending after the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such Tax Return. If the Closing does not terminate the Company's current taxable year with respect to any Taxes, then Buyer and the Company shall be responsible for the payment of the portion of the Company's Taxes attributable to the portion of such taxable year beginning after the Closing Date. For this purpose, Taxes shall be apportioned between the pre-Closing and post-Closing portions of the Company's current taxable year according to when the income was actually earned except that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated to each such portion of the taxable period on a daily basis.

                           (c) Sellers shall be entitled to all refunds of Income Taxes for which Sellers are responsible under Section 9.2 hereof, and Buyer and the Company agree to remit to the Stockholder Representative on behalf of Sellers any such refund received by Buyer or the Company net of any Taxes imposed on the recipient by reason of the receipt thereof and net of any fees and expenses incurred to process the claim for refund.

                           (d) Buyer and the Company shall cooperate fully with the Stockholder Representative, and among other things shall prepare and submit to the Stockholder Representative such tax data and other information as may be required for the preparation by Sellers of any Tax Return for Sellers' taxable year which includes the Closing Date or which otherwise relates to the Company's pre-Closing operations. Such data and other information shall be prepared on a basis consistent with that prepared for prior Pre- Closing Periods and shall be submitted to the Stockholder Representative at such time as shall reasonably enable Sellers to comply with applicable tax return filing requirements on a timely basis.

                           (e) Buyer and the Company shall permit the Stockholder Representative, and the Sellers shall permit Buyer and the Company to have full access, at any reasonable time and from time to time after the Closing Date, to all pre-Closing Tax Returns and all books and records, wherever located, of the Company, or Sellers relating to the Company, relevant to such Tax Returns. Sellers and Buyer shall preserve such information until the expiration of all applicable statutes of limitations (including any waivers or extensions thereof), and shall make such information available to the other party as may be reasonably required by the other party in connection with any tax examination of or preparation of a Tax Return by the other party. If Buyer or the Company shall receive a notice of a proposed adjustment to Income Taxes for any Pre-Closing Period, then


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         Buyer shall, or shall cause the Company to, promptly furnish to the
         Stockholder Representative a copy of such notice.

                  Section 9.3 Non-Solicitation; Non-Compete. Each Seller that is a Covered Person undertakes that such Seller shall not take any action in contravention of the covenants set forth in Section 5.6 hereof.

                  Section 9.4       Employees; Employee Benefit Plans.

                           (a) Jackson Innova Plan. Sellers shall assume and retain all liabilities and obligations of the Company arising under or in connection with the "Jackson Innova Corporation Hourly Employees Pension Plan" (the "Jackson Plan") including, but not limited to, all liabilities and obligations arising under or in connection with that certain settlement agreement by letter dated as of January 15, 1992 pertaining to litigation between the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America
         (UAW) and the Company and Jackson Innova Corporation (the "Settlement Agreement"); and Sellers shall indemnify, defend and hold harmless Buyer from and against any and all Losses in respect of the Jackson Plan and the Settlement Agreement.

                           (b)      Salaried Defined Benefit Plan.

                           (i) Subject to Subparagraph (ii) hereof, Sellers shall amend the "Galesi Group Salaried Employees Pension Plan" (the "Salaried Plan") to cause all benefit accruals under the Salaried Plan to cease as of the Closing Date with respect to all employees of the Company and Sellers shall retain all liabilities and obligations of the Company under the Salaried Plan for benefits accrued thereunder as of the Closing Date by all current employees and former employees of the Company. Sellers shall also recognize service by employees of the Company who are participants in the Salaried Plan as of the Closing Date ("Transferred Participants") with Buyer after the Closing Date for the purpose of determining eligibility for early retirement benefits provided that in no event shall any service or earnings subsequent to the Closing Date be taken into account for benefit accrual purposes. Each Transferred Participant shall be fully vested in his accrued benefit under the Salaried Plan as of the Closing Date. The amount of any pension payable under the Salaried Plan shall be determined for the Transferred Participants based only on the length of continuous service and earnings of such Transferred Participants as defined under the Salaried Plan determined as of the Closing Date. Sellers shall cause the Salaried Plan to be amended to reflect the provisions of this
         Section 9.4(b) and shall within 3 months after the Closing Date provide Buyer with a copy of such amendment. Nothing herein shall require Buyer to establish a replacement defined benefit plan with respect to the Transferred Participants.



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                           (ii) In consideration for the obligations assumed and
         retained by Sellers pursuant to subparagraph (i) above, Buyer shall pay to Rotterdam the amount of $151,423.00 on the Closing Date.

                           (iii) On an ongoing basis, Buyer shall provide Sellers with information regarding the date of termination of employment with the Company of Transferred Participants and their subsequent mailing addresses as provided by such Transferred Participants to the Company.

                           (c)      Defined Contribution Plan.

                                    (i) Effective as of the Closing Date, Buyer
                  shall cause to be adopted and maintained a defined contribution plan or plans (the "Buyer's Defined Contribution Plan") intended to be qualified under Section 401(a) of the Code that has features concerning the timing and method of distributions such that a direct transfer from the "Galesi Group Employee Savings Plan" (the "Sellers' Defined Contribution Plan") to the Buyer's Defined Contribution Plan of account balances attributable to current employees of the Company ("Transferred Employees") will not cause a violation of Section 411(d)(6) of the Code, and that credits the Transferred Employees with all of their years of service credited under the Sellers' Defined Contribution Plan as of the Closing Date for all purposes under the Buyer's Defined Contribution Plan. As soon as practicable following the Closing Date, Buyer shall submit the Buyer's Defined Contribution Plan to the IRS for a favorable determination that the Buyer's Defined Contribution Plan is qualified under
                  Section 401(a) of the Code.

                                    (ii) In accordance with the applicable
                  provisions of Section 414(l) of the Code, upon receipt of an opinion of counsel of Buyer reasonably acceptable to Sellers regarding the qualified status of the Buyer's Defined Contribution Plan, Sellers shall cause the assets of the Sellers' Defined Contribution Plan attributable to the accounts (whether or not vested) of each Transferred Employee (or the beneficiaries or alternate payee(s) of each Transferred Employee) to be transferred by the trustee of the Sellers' Defined Contribution Plan to the trustee of the Buyer's Defined Contribution Plan. The transfer of assets from the Sellers' Defined Contribution Plan to the Buyer's Defined Contribution Plan made pursuant to the terms of this Agreement shall be in cash or in kind (including any promissory notes or other evidences of indebtedness with respect to outstanding loans made to Transferred Employees), as mutually agreed by Sellers and Buyer, or in cash if no such agreement is made, and shall be made as of and as soon as practicable after a valuation date under the Sellers' Defined Contribution Plan occurring coincident with or immediately following the Closing Date, or as of such later valuation date as may be mutually


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                  selected by Sellers and Buyer. Such transfer shall account appropriately for earnings and losses during the period from the applicable valuation date to the actual date of transfer (the "Transfer Date").

                                    (iii) From the Closing Date until the
                  Transfer Date, Buyer shall make continuous payroll deductions each pay period from the pay of each Transferred Employee who has a loan(s) outstanding from the Sellers' Defined Contribution Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid by Buyer to the trustee of the Sellers' Defined Contribution Plan who shall accept such payments for a credit against such loans.

                                    (iv) On or prior to the Closing Date,
                  Sellers shall make a contribution to the Sellers' Defined Contribution Plan of the amounts of any salary reduction, matching, and profit sharing contributions attributable to or payable on account of any Transferred Employee for any time period ending on the Closing Date.

                           (d) Welfare Benefits. On and after the Closing Date, Sellers shall retain and have sole responsibility for the payment of premiums for any and all medical, dental, life, accidental death and dismemberment, disability and other welfare benefits provided to employees and former employees of the Company and its Subsidiaries (and the eligible dependants of such employees and former employees) for periods on or prior to the Closing Date. Buyer shall have sole responsibility for the payment of such premiums, if any, as are incurred for periods starting on and after the Closing Date and for payment of all contributions due to the UIU Pension Plan and the NWPACC Labor Management Benefit Trust Fund for periods on and after the Closing Date.

                           (e) COBRA. Buyer shall be responsible for satisfying or causing the Company to satisfy the continuation coverage requirements for group health plans under Section 4980B of the Code or
         Part 6 of Subtitle B of Title I of ERISA for all employees or former employees of the Company (and any dependents of such employees or former employees).

                           (f) Executive and Deferred Compensation Arrangements. Sellers shall be solely responsible for the payment of any and all amounts deferred pursuant to any non-qualified deferred compensation arrangements maintained by Sellers with respect to any employee or former employee of the Company other than such arrangements as are listed on Schedule 9.4(f) hereto which are arrangements that will be assumed by the Company as of the Closing Date.



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                  Section 9.5 Transition. Neither the Sellers, their respective
Affiliates, nor, prior to Closing, any officer, employee of agent of the Company, shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers and their Affiliates will use commercially reasonable efforts to refer all customer inquiries relating to the businesses of the Company to the Company from and after the Closing. From and after the Closing Date, until the Company shall have given Rotterdam not less than one month's notice of its desire to terminate one or all of such services but in any event no later than one year from Closing, Rotterdam shall continue to supply to the Company the services set forth in Exhibit E, in substantially the same manner as such services are currently provided at a cost to the Company not to exceed the cost to Rotterdam to provide such services and in any event not to exceed $6,503 per annum or $542 per month.

                  Section 9.6 Confidentiality. Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that each Seller shall be allowed to keep one copy of the Confidential Information relating to Taxes for its records. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.6. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Sellers may disclose the Confidential Information to the tribunal; provided, that Sellers shall use their best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

                  Section 9.7 Retroactive Insurance Premium Decreases. In the event of any retroactive decrease in insurance premiums that creates a receivable to the Company in respect of any insurance policy in effect in any Pre-Closing Period and properly allocable to such Pre- Closing Period, then Buyer shall promptly pay or cause to be paid to Sellers upon receipt thereof by the Company, an aggregate amount of funds received by the Company with respect to such retroactive decrease.

                  Section 9.8 Kchikian Lease Agreements; Kchikian Employment Agreement.

                           (a) Rotterdam and the Company shall enter into an assignment agreement substantially in the form of Exhibit F hereto (the "Kchikian Lease


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         Assignment") providing for the assignment to and assumption by
         Rotterdam of all of the obligations under those certain Leases (the "Kchikian Leases") between the Company and John Kchikian ("Kchikian") set forth in Section 3.2(l)(ii) of the Disclosure Schedule.

                           (b)(i) The Company and Kchikian shall have entered into an amendment (the "Kchikian Amendment") to that certain Employment Agreement dated as of October 27, 1989 between the Company and Kchikian as amended by the Amendment to Employment Agreement (the "Kchikian First Amendment") made and effective as of the 12th day of February, 1994 (as so amended, the "Kchikian Employment Agreement") to terminate the provisions of Sections 3(d) and 3(e) of the Kchikian Employment Agreement and (ii) the Company and Rotterdam shall enter into an assignment agreement substantially in the form of Exhibit G hereto (the "Kchikian Employment Assignment") providing for (x) except as provided in clause (y) below, the equal allocation of responsibility for all salary and benefits obligations to Kchikian under the Kchikian Agreement, (y) the assignment to Rotterdam of all of the obligations to provide long term health, medical or dental coverage, including pursuant to paragraph 3 of the Kchikian First Amendment, and (z) the allocation of responsibility for expense reimbursement under Section 5 of the Kchikian Agreement based upon the company for which the related services were provided. The Company and Rotterdam shall use commercially reasonably efforts to cause Kchikian to consent to the assignment of the foregoing obligations. Rotterdam hereby agrees to indemnify the Company and the Buyer in respect of any and all Losses incurred by the Company or Buyer as a result of any obligation under the Kchikian Leases or the Kchikian Employment Agreement for which Rotterdam is intended to assume the liability pursuant to the Kchikian Lease Assignment or the Kchikian Employment Assignment.

                                    ARTICLE X
                                 INDEMNIFICATION

                  Section 10.1 Survival, Representations and Warranties. The representations and warranties provided for in this Agreement shall survive for 18 months beyond the Closing Date, except that the representations and warranties set forth in Sections 3.1 and 3.2(b),(d), (f) and (y) and 4.2 shall survive indefinitely, the representations and warranties contained in Section 3.2(k) shall survive until 90 days after the expiration of the applicable statute of limitations; and the representations and warranties contained in
Section 3.2(x) shall survive for six (6) years beyond the Closing Date. The provisions of this Section 10.1 shall not limit any covenant or agreement of the parties hereto which, by its terms, contemplates performance after the Closing Date. The indemnification provisions contained in this Article X are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party hereto may have for any breach of any representation, warranty, or covenant. The covenants and agreements in this Article X shall survive until such time as any claim for indemnification is finally settled in accordance with the terms hereof.


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                  Section 10.2      Indemnification Obligation of Sellers.

                           (a) Each of the Sellers (other than Rotterdam) severally, and Rotterdam, jointly and severally, agree to indemnify Buyer and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the "Buyer Indemnitees") in respect of, and save and hold each Buyer Indemnitee harmless against and pay on behalf of or reimburse each Buyer Indemnitee as and when incurred, any Losses which any Buyer Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

                                      (i) any facts or circumstances which
                   constitute a misrepresentation or breach by the Company or any Seller set forth in this Agreement (including any Schedule), or any certificate delivered by the Company pursuant to this Agreement (provided that each Seller from whom indemnification is sought is given written notice of such Loss during the survival period specified in Section
                   10.1 above);

                                      (ii) any nonfulfillment or breach of any
                   covenant of the Company or any Seller set forth in this Agreement;

                                      (iii) any Funded Debt;

                                      (iv) the shortfall, if any, in Working
                   Capital as of the Measurement Date below the Minimum Working Capital;

                                      (v) any matter set forth in Section
                   3.2(e), Section 3.2(p)(iii), Section 3.2(p)(v), Section 3.2(s) or Section 3.2(x) of the Disclosure Schedule;

                                      (vi) any retroactive increase in insurance
                   premiums payable by the Company in respect of any insurance policy in effect in any Pre-Closing Period and properly allocable to such Pre-Closing Period;

                                      (vii) expenses of the Company and the
                   Sellers incident to this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses and Taxes described in Section 11.8);

                                      (viii) obligations of the Company incurred
                   in connection with any severance obligation arising as a result of the transactions contemplated by this Agreement other than with respect to any employee terminated by Buyer after the Closing;



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                                      (ix) obligations of the Company arising
                   during the period of Rotterdam's ownership of any shares of capital stock of the Company to any former shareholder of the Company or any Affiliate or successor in interest of any such former shareholder in respect of the shares of stock held thereby; and

                                      (x) any dividend, distribution,
                   redemption, purchase or other payment in respect of the capital stock of the Company to the Sellers or any other payment or transfer by the Company to Rotterdam from and after the Measurement Date.

                           (b) Notwithstanding the foregoing, the Sellers shall not be required to indemnify the Buyer Indemnitees in respect of any Losses Buyer suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 10.2(a)(i) above (other than losses arising out of any misrepresentation or breach under any of Sections 3.2(b), (d), (f), (k) and (y)) unless the aggregate of all such Losses exceeds $287,500; provided, that in such event, Sellers shall be responsible for the amount of all such Losses; provided further, that only such Losses which individually exceed $10,000, shall be included in the calculation of the $287,500 threshold described above. In no event shall the Sellers be obligated to indemnify the Buyer Indemnities under this Article X in respect of any Losses any Buyer Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in
         Section 10.2(a)(i) above in the aggregate in excess of the aggregate amount of (i) in the case of each Seller (except as provided in clause
         (ii) below), its proportionate share of the Escrow Deposit and (ii) in the case of Rotterdam, $6,000,000 less any amounts recovered by Buyer Indemnitees from the Escrow Deposit.

                           (c) To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers have agreed that, subject to the provisions of this Section
         10.2 and the other Sections of this Article X, the Escrow Deposit shall be withheld and placed in escrow at Closing for the purpose of securing the indemnification obligations to the Buyer Indemnitees under this
         Article X. The Escrow Deposit shall be withheld and placed at Closing in an interest bearing escrow account with the Escrow Agent who shall hold and administer the Escrow Deposit in accordance with the terms of the Escrow Agreement.

                           (d) Each of the Sellers acknowledges that the agreement contained in this Article X is an integral part of the transactions contemplated by this Agreement and that, without such agreement, Buyer would not enter into this Agreement; accordingly, if any Seller fails to pay promptly any amounts due from such Seller pursuant to this Section 10.2 and in order to obtain such amounts, Buyer commences a suit against such Seller to collect the amounts provided for herein, if Buyer succeeds in such action or proceeding, the Sellers, other than Rotterdam, shall be severally liable and Rotterdam shall


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         also be jointly and severally liable, to pay to Buyer its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit; provided, however, that should Buyer be the losing party on the merits in any such action or proceeding, Buyer shall pay to each Seller party to such action its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit.

                  Section 10.3 Indemnification Obligation of Buyer. Buyer will indemnify Sellers and their respective affiliates, stockholders, officers, managers, directors, employees, agents, representatives and successors and assigns (collectively, the "Seller Indemnitees") in respect of, and save and hold each Seller Indemnitee harmless against any Losses which such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

                           (a) any facts or circumstances which constitute a misrepresentation or breach of by Buyer set forth in this Agreement or any certificate delivered by Buyer pursuant to this Agreement (provided that Buyer is given written notice of such Loss during the applicable survival period specified in Section 10.1 above); or

                           (b) any nonfulfillment or breach of any covenant or agreement of the Buyer set forth in this Agreement.

                  Section 10.4      Indemnification Procedures.

                           (a) Except as provided in subsection (e) below, any Person making a claim for indemnification pursuant to Section 10.2 or
         10.3 above (each, an "Indemnified Party") must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by any Person or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 10.2 or 10.3 above, as applicable, except to the extent that such failure actually harms the Indemnifying Party.

                           (b) With respect to the defense of any Proceeding against or involving an Indemnified Party in which any Person in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in Section 10.2 or 10.3 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnified Party; provided, that before the Indemnifying Party assumes control of such defense it must first:



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                                      (i) enter into an agreement with the
                  Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Proceeding and unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Proceeding or the facts giving rise to such claim for indemnification; and

                                     (ii) furnish the Indemnified Party with
                  evidence that the Indemnifying Party, in the Indemnified Party's sole judgment, is and will be able to satisfy any such liability.

                           (c) Notwithstanding Section 10.4(b) above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense), and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

                                      (i) the Indemnified Party reasonably
                  believes that an adverse determination of such Proceeding could be detrimental to or injure the Indemnified Party's reputation or future business prospects;

                                     (ii) the Indemnified Party reasonably
                  believes that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

                                    (iii) a court of competent jurisdiction
                  rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim.

                           (d) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding, provided that any such settlement shall provide for the full release of all claims against each Indemnified Party.

                           (e) In connection with any claim by Buyer as a result of a shortfall in Working Capital resulting in a breach of the representation and warranty contained in


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         Section 3.2(b)(ii), Buyer shall give notice to the Stockholder
         Representative setting forth Buyer's determination of the Working Capital as of the close of business on March 31, 1998, or in the event the Closing shall not have occurred on or prior to April 3, 1998, as of the close of business on the Closing Date (the date of such determination, the "Measurement Date") and any proposed adjustment to the Purchase Price as a result thereof (the "Adjustment Notice"). On or prior to the 30th day after the Stockholder Representative's receipt of the Adjustment Statement, the Stockholder Representative may give the Buyer a written notice stating in reasonable detail the Stockholder Representative's objections, if any (an "Objection Notice"), to the Adjustment Statement. If the Stockholder Representative does not tender to the Buyer an Objection Notice within such 30-day period, or otherwise agrees in writing with the Adjustment Statement, then the Adjustment Statement will be conclusive and binding upon the parties and the Working Capital determined therefrom will likewise be binding on the parties for purposes of this Section. If the Stockholder Representative and the Buyer do not resolve all disputes as reflected in the Objection Notice on or prior to the 15th day after the Objection Notice is given, then the Stockholder Representative and the Buyer will retain a firm of certified public accountants that is mutually acceptable to the Stockholder Representative and the Buyer (if the Stockholder Representative and the Buyer are unable to agree on a mutually acceptable accounting firm prior to the 22nd day following delivery of the Objection Notice, then such firm will be chosen randomly by lot from among the accounting firms formerly constituting the "big six", other than the Buyer's accountant and Rotterdam's accountant) (the "Independent Accounting Firm") to determine the Working Capital as of the close of business on the Measurement Date, as soon as practicable, and, in any event, within 30 days after the submission of any dispute thereto, all in accordance with the standards and definitions set forth herein and in Section 1.3. The amount of Working Capital as of the close of business on the Measurement Date, determined by the Independent Accounting Firm (1) must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Stockholder Representative and the Buyer in the Objection Notice and the Adjustment Statement, respectively, and, assuming compliance with the preceding clause, (2) will be conclusive and binding upon the Parties for purposes of this Section. The fees and expenses of the Independent Accounting Firm will be split equally between the Buyer and the Sellers. If any amount is determined to be owed to Buyer hereunder as a result of a shortfall in Working Capital, Rotterdam shall pay any amount so owing, plus interest thereon at the Base Rate from the Closing Date, to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, no later than three (3) business days after the determination thereof.

                  Section 10.5 Payment. Upon the determination of the liability under Article X or otherwise between the parties or by judicial proceeding, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. Anything to the contrary herein notwithstanding, no Seller


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shall be obligated to make any payment to any Buyer Indemnitee pursuant to
Section 10.2(a)(i), Section 10.2(a)(ii) (other than with respect to any claim for breach of Section 9.2, Section 9.4 or Section 9.8) or Sections 10.2(a)(vi),
(viii) and (ix) until and unless the Escrow Deposit is exhausted. To the extent the Escrow Deposit is exhausted, the Buyer Indemnitees shall have recourse against, and only against, Rotterdam for the amount of any claim for indemnification under this Article X and Rotterdam hereby acknowledges and agrees that it shall be jointly and severally liable for the entire amount of any such claim. To the extent Rotterdam has made payments in respect of any claim for indemnification hereunder, each other Seller shall, on written notice thereof, promptly pay Rotterdam an amount equal to such other Seller's pro rata portion (based on his relative ownership of Stock prior to Closing) of such Losses.

                  Section 10.6      Adjustment to Indemnities.

                           (a) The amount of indemnity payable under Section
         10.2 or Section 10.3 shall be treated by Buyer, Sellers and the Company as an adjustment to the Purchase Price of the Stock, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim and (ii) the actual realized Tax benefit to the Indemnified Party resulting from the damage, loss, liability or expense that is the subject of the indemnity and of the indemnity payment itself; provided that, to the extent that any Tax benefit is realized in a Tax year other than the year in which the indemnity is paid, the Indemnified Party shall make a payment to the Indemnifying Party in the amount of such realized Tax benefit in the year in which it is realized. For purposes of this Section 10.6, an actual realized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.

                           (b) If an audit, claim for refund, or amended return (collectively, an "Adjustment") after the Closing Date shall both (i) increase a Tax liability for which the Sellers are responsible under
         Section 10.2 and (ii) decrease a Tax liability of the Company (except Tax liabilities of the Company for which the Sellers are so responsible), and if such Adjustment is not taken into account under
         Section 10.6(a) in computing the amount of an indemnification payment under Section 10.2, then, when and to the extent that the Company derives a Tax benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), the Company shall promptly pay to the Stockholder's Representative an amount equal to the amount of such reduction, refund or credit, but not before (A) the benefit of the reduction is received or, if contested, a final determination is made of any contest in which the reduction is at issue, (B) the refund is received, or (C) the credit is actually utilized. Cumulative amounts paid for Adjustments pursuant to this
         Section 10.6(b) shall not exceed the cumulative increases in Tax liability (including interest and penalties) of the Sellers resulting from Adjustments described in this Section 10.6(b). For purposes of this Section 10.6(b), (1) a reduction in otherwise available losses or Tax credits shall be considered an increase in Tax liability at such time


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         as Taxes are actually required to be paid that would not have been payable had such losses or credits not been so reduced, and (2) an addition to available losses or Tax credits shall be considered a decrease in Tax liability at such time as such additional losses or credits actually are used, treating the additional losses and credits as being the last losses and credits utilized by the Company.

                  Section 10.7 No Contribution. Anything to the contrary herein notwithstanding, no Seller shall have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant or agreement to be performed by the Company on or prior to the Closing Date and each Seller hereby waives any such claim it may have against the Company with respect thereto whether at law, in equity or otherwise.

                                   ARTICLE XI
                                  MISCELLANEOUS

                  Section 11.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or any of the Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers, except that Buyer may, without such consent, assign, directly or indirectly, all of its rights and obligations under this Agreement to any of its Affiliates, any Person which provides financing to the Buyer or any of its Subsidiaries or any subsequent purchaser of the Buyer or its Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

                  Section 11.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by telecopier, by certified mail, return receipt requested, or by reputable overnight courier (costs prepaid), and shall be deemed given or made upon receipt thereof. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):



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                                                                CONFORMED COPY

                  If to Buyer:

                           Neenah Foundry Company
                           2121 Brooks Avenue
                           Neenah, Wisconsin 54957
                           Attention:       James K. Hildebrand
                           Telecopy No.:    (414) 729-3603

                  With copies (which shall not constitute notice to Buyer) to:

                           Citicorp Venture Capital, Ltd.
                           399 Park Avenue, 14th Floor, Zone 4
                           New York, NY 10043
                           Attention:       John D. Weber
                           Telecopy No.:    (212) 888-2940

                                    and

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY  10022
                           Attention:       Kirk A. Radke, Esq.
                           Telecopy No.:    (212) 446-4900

                  If to the Company or Sellers:

                           Rotterdam Ventures, Inc.
                           Rotterdam Industrial Park
                           Building 6
                           Rotterdam, NY 12306
                           Attention:       David Buicko
                           Telecopy No.:    (518) 356-5334

                  With copies (which shall not constitute notice to the Company or Sellers) to:

                           Rotterdam Ventures, Inc.
                           Rotterdam Industrial Park
                           Building 6
                           Rotterdam, NY 12306
                           Attention:       Steven Porter
                           Telecopy No.:    (518) 356-5334



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                                       and

                           Mayer, Brown & Platt
                           1675 Broadway
                           New York, NY 10019
                           Attention:       Thomas M. Vitale
                           Telecopy No.:    (212) 262-1910

                  SECTION 11.3 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  Section 11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 11.6 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


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                  Section 11.8 Expenses. Except as otherwise provided herein,
Sellers and Buyer will each be liable for their respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, that any such costs and expenses incurred by the Company at or prior to the Closing shall be deemed to have been incurred by Sellers. Buyer and Seller shall split equally all real property transfer, stamp and other similar Taxes, if any, assessed in connection with the transactions contemplated by this Agreement.

                  Section 11.9 Specific Performance. Each of the Buyer, the Company and Sellers acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 11.3), in addition to any other remedy to which they may be entitled, at law or in equity.

                  Section 11.10 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

                                    * * * * *


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                                                                 CONFORMED COPY

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                             NEENAH FOUNDRY COMPANY


                                             By: /s/ James K. Hildebrand
                                                --------------------------------
                                                Name:  James K. Hildebrand
                                                Its:   CEO


                                             MERCER FORGE CORPORATION


                                             By: /s/ David M. Buicko
                                                --------------------------------
                                                Name: David M. Buicko
                                                Its:  EVP


                                             ROTTERDAM VENTURES, INC.


                                             By: /s/  David M. Buicko
                                                --------------------------------

                                                Name: David M. Buicko
                                                Its:  EVP



                                                    /s/ Mark Clark
                                                --------------------------------
                                                MARK CLARK



                                                   /s/ David M. Buicko
                                                --------------------------------
                                                DAVID BUICKO



                                                   /s/ Eugene Ruiz
                                                --------------------------------
                                                EUGENE RUIZ



                                                   /s/ John Kchikian
                                                --------------------------------
                                                JOHN KCHIKIAN